Exhibit 99.1

PSM Holdings, Inc. (PSMH) Announces Third Quarter Results

Oklahoma City, Oklahoma, May 16, 2013, PSM Holdings, Inc. (OTCBB:PSMH), through our wholly owned subsidiary, PrimeSource Mortgage Inc., (PSMI), is pleased to announce the results for the third quarter ending March 31,2013.

●	Revenue increased by $0.9 and $7.1 million, for the three and nine months ended March 31, 2013, respectively.

●	Total revenue of approximately $4.5 and $16.3 million for the three and nine month period represents a 28% and 80% increase, respectively, over the same periods last year.

●	Our net loss was $1.4 and $1.0 million for the three and nine month periods ended March 31, 2013, respectively, compared to net losses of $1.4 and $3.1 million for the comparable periods last year.

●	2,842 loans closed during the nine months ended on March 31, 2013, as compared to 1,426 loans closed for the comparable prior year period.

Jeffrey Smith, President and CEO of PSMI, stated, “Traditionally, the third quarter is the slowest quarter of the year. Still, we were able to show solid growth in revenue and closed loans. As we continue to layer in growth during the balance of the calendar year, we will focus on leveraging our current cost structure to improve our bottom line results. ”

About PSM Holdings, Inc.
PSM Holdings, Inc., through its wholly owned subsidiary, Prime Source Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in many states across the United States, and oversees the operations of more than 20 branches.  For more information, visit http://www.psmholdings.com. To access the Company’s most recent investor presentation click here. http://ir.stockpr.com/psmholdings/presentations

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2012. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Ron W. Hanna, President and CEO
405-753-1900
rhanna@wewalkyouhome.com